Filed Pursuant to Rule 424(b)(3)
Registration No. 333-97221

PROSPECTUS SUPPLEMENT NO. 2
DATED OCTOBER 10, 2002
TO
PROSPECTUS DATED AUGUST 16, 2002

SAFLINK CORPORATION

29,421,694 Shares of Common Stock

This prospectus supplements the prospectus dated August 16, 2002 of SAFLINK Corporation, as amended by a prospectus supplement dated September 26, 2002, relating to the public offering and sale by selling stockholders described therein. This prospectus supplement should be read in conjunction with the prospectus, as supplemented to date, and this prospectus supplement is qualified by reference to the prospectus, as supplemented to date, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the prospectus.

SEE “RISK FACTORS” BEGINNING ON PAGE 2 OF THE PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING THE NOTES OR OUR COMMON STOCK.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

On October 1, 2002, we announced the signing of a contract with an unnamed Fortune 100 corporation for the deployment of a biometrically-enabled single sign-on solution for 5,000 employees who access the company’s wide area network. The solution will simplify access to network enterprise applications for these employees by eliminating multiple passwords from the company’s information technology infrastructure. The total value of the contract is in excess of $800,000 and includes software, hardware, and software maintenance. We expect to deploy the solution for at least 1,500 workstations during the fourth quarter of fiscal 2002.

The date of this prospectus supplement is October 10, 2002.